                                                                                                                                                                                      EXHIBIT 99.1

MESABA AIRLINES

FOR IMMEDIATE RELEASE

MESABA AIRLINES ANNOUNCES EXPANDED PARTNERSHIP WITH
NORTHWEST AIRLINES

Airline works with partner to reduce rates temporarily and expand Memphis service

MINNEAPOLIS/ST. PAUL, Minn. – Nov. 20, 2001 – Mesaba Holdings, Inc., (NASDAQ: MAIR), today announced that its Mesaba Aviation, Inc. subsidiary has agreed to reduce the rates it charges Northwest Airlines for service for October through December 2001. The two airlines also agreed to expand Mesaba’s Saab aircraft operations in Memphis, Tenn.

Beginning in early 2002, Mesaba will add up to eleven 33-passenger Saab 340B aircraft to operate the Memphis flights.  In Fall 2002, Mesaba expects to transfer up to eight of its current Saab 340 from Minneapolis and Detroit to Memphis.

“We are pleased to be able to expand our service in Memphis and support our partner, Northwest Airlines,” said Paul Foley, Mesaba Airlines president and chief executive officer. “We’ve proven our operating excellence in Minneapolis and Detroit and will continue that same level of service in Memphis.”

The 10 percent rate reduction which Mesaba agreed to will be reflected in the Company’s 2002 fiscal third quarter ending December 31, 2001.  With the rate reduction, Mesaba expects to break even for the third fiscal quarter.  As previously announced in September, Mesaba has initiated various cost reduction programs to reduce operating expenses commensurate with current flight activity levels.  The overall reduction in operating expenses has been accomplished through personnel reductions, vendor negotiations and the elimination of discretionary expenditures.  Mesaba also expects to recognize additional United States government funding from the Air Transportation Safety and System Stabilization Act in the third fiscal quarter.

“We believe this is a sound strategic decision for Mesaba,” Foley said. “As Northwest Airlines’ business returns, Mesaba’s prospects also improve.  While we work to support Northwest Airlines, we are maintaining tight control of our own expense levels,” he added.

This news release contains forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1934. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of some of these factors, please see Item 1 of the Company's Form 10-Q for the quarter ended September 30, 2001.

Mesaba Aviation, Inc., d/b/a Mesaba Airlines, operates as a Northwest Jet Airlink and Airlink partner under code-sharing agreements with Northwest Airlines. Currently, the airline serves 98 cities in 28 states and Canada from Northwest's and Mesaba's three major hubs, Detroit, Minneapolis/St. Paul, and Memphis. Mesaba operates a fleet of 109 regional jet and jet-prop aircraft including the 69 passenger Avro RJ85 and the 30-34 passenger Saab 340.

Mesaba Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market. More information about Mesaba Airlines is available on the Internet at http://www.mesaba.com

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Contact: Elizabeth Costello 612-573-3114